UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 15, 2015

QAD Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22823	77-0105228
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

100 Innovation Place, Santa Barbara, CA	93108
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 566-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 15, 2015, QAD Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated as representative of the several underwriters named in the Underwriting Agreement (collectively, the “Underwriters”), and our controlling stockholders, Karl F. Lopker and Pamela M. Lopker, through the Lopker Living Trust, as selling stockholder (the “Selling Stockholder”), pursuant to which the Company agreed to sell 2,000,000 shares of the Company’s Class A Common Stock, par value $0.001 to the Underwriters, and the Selling Stockholder agreed to sell 1,000,000 shares of the Company’s Class A Common Stock, to the Underwriters (the “Offering”) at a price of $20.00 per share. The Offering is expected to close on or about January 22, 2015, subject to the satisfaction of customary closing conditions. The Company expects to receive net proceeds, after payment of underwriting discounts, commissions and estimated expenses, of approximately $37.1 million in the aggregate following completion of the Offering.

The Offering was made pursuant to a prospectus supplement, dated January 15, 2015, to the prospectus, dated September 29, 2014, included in the Company’s registration statement on Form S-3 (File No. 333-198779), which was declared effective by the Securities and Exchange Commission on September 29, 2014.

The Underwriting Agreement contains customary representations, warranties and covenants, and includes the terms and conditions for the sale of the shares by the Company and the Selling Stockholder to the Underwriters, indemnification and contribution obligations and other terms and conditions customary in agreements of this type. In addition, the Underwriters have a 30-day option to purchase from the Company up to an additional 450,000 shares of the Company’s Class A Common Stock pursuant to the terms of the Underwriting Agreement.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto. The above description is qualified in its entirety by reference to such exhibit

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits.

The following exhibits are included as part of this Current Report on Form 8-K:

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of January 15, 2015.

5.1	Opinion of Manatt, Phelps & Phillips, LLP.

23.1	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QAD Inc.

Dated: January 16, 2015	By:	/s/ Daniel Lender
Daniel Lender
Chief Financial Officer, Secretary